Exhibit 10.3

STOCK PURCHASE INSTRUCTION

THIS STOCK PURCHASE INSTRUCTION dated September 12, 2008 (this “Instruction”) is between Physicians Formula Holdings, Inc. (the “Purchaser”), and DEUTSCHE BANK SECURITIES INC. (“Broker”).

WITNESSETH:

WHEREAS, the Purchaser has authorized the repurchase of up to 1,500,000 shares of common stock, par value $.01 per share (the “Stock”) with a maximum aggregate purchase value of $9,750,000; and

WHEREAS, the Purchaser desires to purchase shares of Stock in accordance with a written instruction to Broker that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, Broker is willing to purchase Stock for the Purchaser in accordance with this Instruction;

NOW, THEREFORE, the Purchaser and Broker hereby agree as follows:

Section 1.  Appointment.  The Purchaser hereby appoints Broker to purchase shares of Stock on the terms and conditions set forth in this Instruction.  Subject to such terms and conditions, Broker hereby accepts such appointment.

Section 2.  Stock Purchases.  Beginning on the Commencement Date (as defined in Section 3 below), Broker shall purchase shares of Stock for the Purchaser’s account in accordance with this Instruction on each day on which the Nasdaq Stock Market (the “Exchange”) is open for trading and the Stock trades regular way on the Exchange, at the then prevailing market prices; provided, however, that:

(a)	the total number of shares of Stock to be purchased on any day shall not exceed the then applicable volume limitation of Rule 10b-18 under the Exchange Act;

(b)	the parameters and the price at which shares of Stock are to be purchased shall be as set forth on Schedule A;

(c)
the total number of shares of Stock to be purchased during the term of this Instruction shall not exceed the lesser of (i) 1,500,000 or (ii) the greatest number of shares, the aggregate purchase price for which does not exceed $9,750,000; and

The number of shares referred to in clauses (b) and (c) above shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Purchaser that occurs during the term of this Instruction.  Broker agrees to provide the Purchaser with notice of each purchase made hereunder within one business day thereafter and at such other times as the Purchaser may reasonably request and such other information which the Purchaser reasonably requests in order to comply with its disclosure obligations under Item 703 of Regulation S-K.

Section 3.  Term of Instruction.  Broker is authorized to begin purchasing Stock in accordance with this Instruction on September 12, 2008 (the “Commencement Date”). Broker shall cease purchasing Stock and this Instruction shall terminate on the earliest to occur of:  (a) the close of trading on November 6, 2008; (b) the date that the aggregate number of shares of Stock purchased by Broker under this Instruction reaches 1,500,000 shares; (c) the date that the aggregate purchase price of all purchases of Stock by Broker under this Instruction reaches $9,750,000; (d) the date the Purchaser gives notice of termination of this Instruction to Broker in accordance with Section 4; or (e) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities, or other property.

Section 4.   Termination by the Purchaser. The Purchaser may, by notice to Broker on any day on which the Exchange is open for trading, terminate this Instruction; provided that any such termination shall be in good faith and shall not affect any pre-termination purchases of Stock by Broker hereunder.

Section 5.  Compliance with Rule 10b-18, etc.  It is the intent of the parties that this Instruction comply with the requirements of Rule 10b-18 under the Exchange Act. Broker agrees to effect all purchases hereunder in compliance with Rule 10b-18 under the Exchange Act, including without limitation the timing, price and volume restrictions thereof, and to comply with all other applicable laws, rules and regulations in effecting any purchase of Stock under this Instruction and performing its obligations hereunder.  The Purchaser agrees not to take any action which would cause any such purchase by Broker not to comply with Rule 10b-18 under the Exchange Act.

Section 6.  Compliance with Rule 10b5-1(c).  It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.  Without limiting the foregoing, (a) the Purchaser acknowledges and agrees that it may not attempt to exercise any subsequent influence over how, when or whether to effect purchases of Stock pursuant to the terms of this Instruction nor may it enter into or alter any corresponding or hedging transaction or position with respect to the Stock covered by this Instruction; and (b) Broker agrees that no person who exercises influence, directly or indirectly, on its behalf in effecting purchases of Stock pursuant to the terms of this Instruction may do so while aware of any material non-public information relating to the Stock or the Purchaser.

Section 7.  Representations and Warranties.  The Purchaser represents and warrants that:

(a) it is not aware of material, non-public information about the Stock or the Purchaser on the date hereof;

(b) it is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act; and

(c) the purchase, subject to compliance by Broker with its obligations hereunder, will not contravene any provision of applicable law or any agreement or other instrument binding on the Purchaser or any judgment, order or decree of any governmental authority having jurisdiction over the Purchaser.

Section 8.  Indemnification and Limitation on Liability.

(a)           The Purchaser agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to:  (i) any material breach by the Purchaser of this Instruction (including the Purchaser representations and warranties), and (ii) any violation by the Purchaser of applicable laws or regulations; provided, however, that the Purchaser shall have no indemnification obligations in the case of bad faith, gross negligence or willful misconduct of the Broker or any other indemnified person.  This indemnification shall survive the termination of this Instruction.

(b)           Notwithstanding any other provision herein, neither party shall be liable to the other for:  (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages or any kind, including but not limited to lost profits, lost savings, or loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(c)           The Purchaser acknowledges and agrees that Broker has not provided the Purchaser with any tax, accounting or legal advice with respect to this Instruction, including whether the Purchaser would be entitled to any of the affirmative defenses under Rule 10b5-1.

Section 9.  Market Disruptions, Restrictions, etc.

(a)           The Purchaser shall notify Broker as soon as reasonably practicable if it becomes subject to any legal, regulatory or contractual restriction that would prohibit Broker from making purchases under this Instruction (it being understood the Purchaser becoming aware of material, non-public information shall not constitute such a restriction), and, in such a case, the Purchaser and Broker shall cooperate to amend or otherwise revise this Instruction to take account of such legal, regulatory or contractual restriction (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b-5 or Rule 10b5-1(c) under the Exchange Act).

(b)           The Purchaser understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker.  If any purchase cannot be executed as required by Section 2 due to a market disruption or legal, regulatory or contractual restriction applicable to Broker, Broker agrees, subject to Section 3, to refrain from making such purchase at such time and to effect such purchase as promptly as practical after the cessation or termination of such market disruption or applicable restriction.

(c)           Broker agrees not to purchase Stock under this Instruction after it has received notice from the Purchaser to terminate this Instruction under Section 4.

Section 10.  Fees.  The Purchaser shall pay Broker $0.03 per share of Stock purchased under this Instruction.

Section 11.  Entire Agreement; Amendments; Assignment.  This Instruction constitutes the entire agreement of the parties with respect to the subject matter hereof and shall not be modified or amended except by a writing signed by each of the parties (provided that any such modification or amendment shall not be inconsistent with the requirements of Rule 10b5-1(c) under the Exchange Act).  In the event of any inconsistency between this Instruction and the account agreement between the parties, this Instruction shall govern.  Neither party may assign its rights or obligations under this Instruction without the prior written consent of the other party and any such assignment without such consent shall be void.

Section 12.  Notices.  All notices hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Purchaser, to:

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, CA 91702
Attn: Joseph J. Jaeger

If to Broker, to:

Deutsche Bank Securities Inc.
60 Wall Street, NYC60-0425
New York, NY  10005-2858

All such notices shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt.  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 13.  Governing Law.  This Instruction shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof.

Section 14.  Counterparts.  This Instruction may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Instruction to be signed by their duly authorized representatives as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Joseph J. Jaeger	By:	/s/ Peter Cahill
Name:	Joseph J. Jaeger	Name:	Peter Cahill
Title:	Chief Financial Officer	Title:	Director

		By:	/s/ John Sullivan
		Name:	John Sullivan
		Title:	Vice President

Schedule A

Share Price	Repurchase shares/day

$6.26 to $6.50	15,000
$6.01 to $6.25	20,000
$5.76 to $6.00	25,000
$5.51 to $5.75	30,000
$5.50 and below	10b-18 maximum

■	Broker may buy higher amount when stock drops into lower price band intraday

■	Broker has discretion to buy +/- 20% of order

■	All purchases will be made under 10b-18